NEWSRELEASE
FOR IMMEDIATE RELEASE
August 15, 2008

Contacts:
Analysts Jay Gould Jack Pargeon	(614) 480-4060 (614) 480-3878	Media Jeri Grier	(614) 480-5413

HUNTINGTON BANCSHARES COMMENTS ON FRANKLIN CREDIT MANAGEMENT CORPORATION ANNOUNCEMENT

COLUMBUS, Ohio – As previously disclosed, Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) has a $1.1 billion commercial lending relationship with Franklin Credit Management Corporation (Franklin). Today Franklin filed a five-day automatic extension with regard to filing its 2008 second quarter Form 10-Q with the Securities and Exchange Commission and they expect to report a second quarter loss of $280-$285 million. This loss reflects higher provision for credit losses.

Commenting on these developments, Thomas E. Hoaglin, chairman, president, and chief executive officer of Huntington said, “Franklin’s updated evaluation of its provision and reserves is more in line with the assumptions we used and reserves established as part of our 2007 fourth quarter restructuring of this commercial lending relationship. At that time, we indicated that we were fully addressing the current and anticipated financial performance issues associated with Franklin’s residential real estate mortgage portfolios as these loans represent the collateral supporting this commercial lending relationship. Therefore, the provision that Franklin will be taking does not have any impact on our reported reserve level.”

“We have also been advised that Franklin is in the process of evaluating the legal structure of their servicing platform as a result of the expected second quarter loss,” he continued. “In light of these developments, the bank group, of which we are a part, modified Franklin’s financial performance covenants contained in the original restructuring agreement to those more appropriate to their current situation.”

Forward-looking Statement

This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in Franklin’s mortgage loan portfolios could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected, and (2) Franklin’s restructuring efforts may prove to be unsuccessful. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

About Huntington

Huntington Bancshares Incorporated is a $55 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of over 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Nevada, New Jersey, New York, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.

About Franklin

Franklin is a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of the Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, and higher levels of consumer debt or past credit difficulties. Franklin purchased these loan portfolios at a discount to the unpaid principal balance and originated loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated nonprime loans through its wholly owned subsidiary, Tribeca Lending Corp., and has generally held for investment the loans acquired and a significant portion of the loans originated.

Loans to Franklin are funded by a bank group, of which Huntington is the lead bank and largest participant. The loans participated to other banks have no recourse to Huntington. The term debt exposure is secured by over 30,000 individual first- and second-priority lien residential mortgages. In addition, pursuant to an exclusive lockbox arrangement, Huntington receives all payments made to Franklin on these individual mortgages. At June 30, 2008, Huntington’s exposure to Franklin net of charge-offs was $1.130 billion. At June 30, 2008, Huntington’s specific ALLL for Franklin loans was $115.3 million, unchanged compared with December 31, 2007, and there were no related charge-offs or provision for credit losses in the 2008 second quarter. This relationship continues to perform with interest being accrued. The cash flow generated by the underlying collateral in the 2008 second quarter exceeded the required payments per terms of the restructuring agreement.

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